Exhibit 10.54

CONSENT AND THIRTEENTH AMENDMENT

TO CREDIT AGREEMENT

THIS CONSENT AND THIRTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 1, 2010, by and among Dialogic Corporation, a British Columbia corporation (“Borrower”), Dialogic, Inc., a Delaware corporation formerly known as Veraz Networks, Inc. (“Parent”), Wells Fargo Foothill Canada ULC, an unlimited corporation existing under the laws of Alberta, as administrative agent for the Lenders (“Administrative Agent”), and the financial institutions named as lenders on the signature pages hereto (the “Lenders”).

WHEREAS, Borrower, Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of March 5, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower desires to consummate the share exchange contemplated by the Acquisition Agreement (the “Acquisition”);

WHEREAS, without the prior written consent of Administrative Agent and Required Lenders, the consummation of the Acquisition would constitute a breach of Sections 6.3, 6.4 and 6.8 of the Credit Agreement;

WHEREAS, Borrower desires to enter into that certain Second Amended and Restated Credit Agreement dated as of the date hereof (the “New Term Credit Agreement”) among Borrower, Obsidian, LLC and the Term Loan Lenders;

WHEREAS, without the prior written consent of Administrative Agent and Required Lenders, the execution of the New Term Credit Agreement would constitute a breach of Section 6.7 of the Credit Agreement;

WHEREAS, Borrower desires to make up to a $4,000,000 payment in respect of the principal and accrued and unpaid interest owing in respect of the Bridge Indebtedness (the “Bridge Repayment”);

WHEREAS, without the prior written consent of the Administrative Agent and Required Lenders, the making of the Bridge Repayment would constitute a breach of Section 6.7 of the Credit Agreement;

WHEREAS, Borrower has requested that Administrative Agent and Required Lenders consent to the (i) consummation of the Acquisition, (ii) making of the Bridge Repayment and (iii) execution of the New Term Credit Agreement and Administrative Agent and Required Lenders have agreed to do so, subject to the conditions contained in this Agreement; and

WHEREAS, Borrower, Parent, Administrative Agent and Required Lenders have agreed to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Consent. Subject to the satisfaction of the conditions set forth in Section 4 below and in reliance upon the representations and warranties set forth in Section 5 below, Administrative Agent and Required Lenders hereby consent to (a) the consummation of the Acquisition; provided that such consummation complies with the terms and provisions of the Acquisition Agreement and takes place on the date hereof, (b) the making of the Bridge Repayment, so long as the Bridge Repayment is made within 45 days after the date hereof and no Loans are used to make the Bridge Repayment, and (c) the execution of the New Term Credit Agreement. The foregoing consent shall not constitute (x) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, (y) a waiver of, or consent to, any breach of, or any Event of Default under, the Credit Agreement or any other Loan Document or (z) a waiver, release or limitation upon the exercise by Administrative Agent or any Lender of any of its rights, legal or equitable, under the Credit Agreement, the other Loan Documents and applicable law, all of which are hereby reserved.

3. Amendments. Subject to the satisfaction of the conditions set forth in Section 4 below and in reliance on the representations and warranties set forth in Section 5 below, the Credit Agreement is hereby amended as follows:

(a) Certain references in the Credit Agreement are hereby amended as follows:

(i) Each of the references to “Borrower” or “Borrower’s” in the following sections or defined terms of the Credit Agreement is hereby deleted and replaced with a reference to “Parent” or “Parent’s”, as applicable: Section 1.2, Section 2.6(a), the first sentence of Section 4, Section 4.6, Section 4.8(c), Section 4.10, Sections 4.13(c)(ii) and (iii), Section 4.13(d)(vi), Sections 4.13(e)(iv), (v), (vii) and (viii), Section 4.14, Section 4.18, Section 4.20, the first sentence of Section 5, Section 5.1, Section 5.3, Section 5.4, Section 5.7, Section 5.8, Section 5.17, Section 5.19, Section 5.22, the first sentence of Section 6, Section 6.3(iv), Section 6.12(a)(ii) and the second to last sentence of Section 6.12(a), Section 6.12(b)(iv), Section 17.9(iv), the defined term “Immaterial Subsidiary”, the defined term “Intercompany Subordination Agreement”, the defined term “Intercreditor Agreement”, the defined term “Non-Guarantor Subsidiaries”, the defined term “Projections” and the defined term “Permitted Acquisition” (other than clause (j) thereof).

(ii) Each reference to “Borrower and its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent and its Subsidiaries”.

(iii) Each reference to “Borrower or its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or its Subsidiaries”.

(iv) Each reference to “Borrower’s and its Subsidiaries’” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent’s and its Subsidiaries’”.

(v) Each reference to “Borrower’s or its Subsidiaries’” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent’s or its Subsidiaries’”.

(vi) Each reference to “Borrower or any of its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or any of its Subsidiaries”.

(vii) Each reference to “Borrower’s or any of its Subsidiaries’” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent’s or any of its Subsidiaries’”.

(viii) Each reference to “Borrower and any of its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent and any of its Subsidiaries”.

(ix) Each reference to “Borrower, its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent, its Subsidiaries”.

(x) Each reference to “neither Borrower nor any of its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “neither Parent nor any of its Subsidiaries”.

(xi) Each reference to “neither Borrower nor its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “neither Parent nor its Subsidiaries”.

(xii) Each reference to “Borrower or any Subsidiary of Borrower” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or any Subsidiary of Parent”.

(xiii) Each reference to “Borrower or any Subsidiary” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or any Subsidiary”.

(xiv) Each reference to “Borrower or one of its Subsidiaries” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or one of its Subsidiaries”.

(xv) Each reference to “Borrower’s or any such Subsidiaries’” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent’s or any such Subsidiaries’”.

(xvi) Each reference to “Borrower or the applicable Subsidiary” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or the applicable Subsidiary”.

(xvii) Each reference to “Borrower or such Subsidiary” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent or such Subsidiary”.

(xviii) Each reference to “Borrower’s or the applicable Subsidiary’s” in the Credit Agreement is hereby deleted and replaced with a reference to “Parent’s or the applicable Subsidiary’s”.

(b) The final two sentences of Section 2.5(a) of the Credit Agreement are hereby deleted in their entirety.

(c) Section 3.2(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) no Material Adverse Change shall have occurred since June 30, 2010.

(d) The first sentence of Section 3.3 of the Credit Agreement is hereby amended and restated as follows:

This Agreement shall continue in full force and effect for a term ending on September 30, 2013 (the “Maturity Date”).

(e) Section 4.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

4.3.	SEC Filings.

Except as set forth on Schedule 4.3, all statements, reports, schedules, forms and other documents (the “SEC Documents”) required to have been filed or furnished by Parent or any of its Subsidiaries with or to the SEC since April 4, 2007 have been so filed or furnished on a timely basis. No Subsidiary of Parent is required to file or furnish any documents with or to the SEC. As of the time it was filed with or furnished to the SEC as of the date of filing: (i) each of the SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by the filing or furnishing of the applicable amending or superseding SEC Document. Each of the certifications and statements relating to SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) (collectively, the “Certifications”) is accurate and complete, and complied as to form and content with all Applicable Laws in effect at the time such Certification was filed with or furnished to the SEC.

(f) Section 4.8(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of Parent, by class, and, as of the Thirteenth Amendment

Closing Date, a description of the number of shares of each such class that are issued and outstanding and the number of stock options approved by Parent’s Board of Directors. There are no subscriptions, options, warrants, or calls relating to any shares of Parent’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument, other than stock options which may be approved from time to time by Parent’s Board of Directors and other than as described on Schedule 4.8(b) (as updated from time to time as provided in Section 5.22). Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(g) Section 4.8(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) Except as set forth on Schedule 4.8(d) (as updated from time to time as provided in Section 5.22), there are no subscriptions, options, warrants, or calls relating to any shares of Guarantors’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument, other than stock options which may be approved from time to time by Parent’s Board of Directors and other than as described on Schedule 4.8(b) (as updated from time to time as provided in Section 5.22). Neither Borrower nor any Guarantor is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Guarantor’s capital Stock or any security convertible into or exchangeable for any such capital Stock.

(h) The last sentence of Section 4.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

There has not been a Material Adverse Change with respect to Parent and its Subsidiaries since June 30, 2010.

(i) A new Section 5.23 is hereby added to the Credit Agreement as follows:

5.23 Minimum Cash Balance.

At all times between the Thirteenth Amendment Closing Date through December 31, 2011, Borrower shall maintain a cash balance of at least $3,000,000 in a Controlled Account (as defined in the Security Agreement delivered by Borrower and Guarantors to Agent).

(j) A new section 5.24 is hereby added to the Credit Agreement as follows:

5.24. SEC Filings.

The Parent will file or furnish, on a timely basis in accordance with the applicable requirements of the Securities Act of 1933, as amended from time to time, or the Exchange Act (as the case may be), all statements, reports, schedules, forms and other documents (other than any immaterial Form 3, 4, 5 or 8-K filings or any filings relating solely to benefit plans), required to be filed or furnished with or to the SEC.

(k) A new Section 5.25 is hereby added to the Credit Agreement as follows:

5.25. Dissolution of Specified Immaterial Subsidiaries.

Veraz Networks International, Inc. shall be dissolved or merged into a Guarantor pursuant to Section 6.3 on or before November 15, 2010.

(l) Section 6.1(g) of the Credit Agreement is hereby amended by deleting the reference to “$5,500,000” therein and replacing it with a reference to “$7,000,000”.

(m) Section 6.1(k) of the Credit Agreement is hereby amended by deleting the reference to “$3,000,000” therein and replacing it with a reference to “$4,000,000”.

(n) Section 6.1(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) unsecured Indebtedness owing by Borrower or any Guarantor to Borrower or any other Guarantor subject in each case to the terms of the Intercompany Subordination Agreement and so long as such parties have executed the Intercompany Subordination Agreement,

(o) Section 6.4 of the Credit Agreement is hereby amended by deleting the reference to “$1,500,000” therein and replacing it with a reference to “2,250,000”.

(p) Clause (ii) of Section 6.7(c) is hereby amended and restated in its entirety as follows

(ii) [intentionally omitted],

(q) Section 6.9 of the Credit Agreement is hereby amended by deleting the reference to “$1,900,000” therein and replacing it with a reference to “$5,000,000”.

(r) Clause (ii) of Section 6.12(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) the Non-Guarantor Subsidiaries of Parent shall not have Permitted Investments other than (A) in Deposit Accounts or Securities Accounts having an aggregate balance equal to or less than $200,000 (or, in the case of Deposit Accounts with respect to Subsidiaries formed in (1) Brazil, balances equal to or less than $3,600,000, (2) Israel, balances equal to or less than $7,000,000, (3) France, balances equal to or less than $2,600,000, (4) India, balances equal to or less than $250,000 and (5) Russia, balances equal to or less than $2,500,000, in each case in the aggregate for all Subsidiaries formed in each such country) and (B) Permitted Investments in Parent and its Subsidiaries of the type permitted in clause (c) of the defined term Permitted Investments.

(s) Clause (ii) of Section 6.12(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(ii) Borrower and any Guarantor may make Investments in any other Guarantor,

(t) Section 6.12(b) of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of subclause (v) therein, (ii) deleing the “.” at the end of subclause (vi) therein and replacing it with a reference to “, and”, and (iii) inserting a new subclause (vii) therein as follows:

(vii) Parent may make Investments in any Non-Guarantor Subsidiary so long as (A) such Investments are in the form of an intercompany loan and used solely to fund (1) ordinary course business expenses of Non-Guarantor Subsidiaries (provided that the net amount (after adjustments to reflect the respective intercompany transfer pricing agreements) of all such intercompany loans to fund such ordinary course business expenses (x) advanced in any fiscal quarter shall not exceed $2,000,000 and (y) outstanding at any time shall not exceed $10,000,000 in the aggregate) and (2) Capital Expenditures of such Subsidiaries, and (B) such Subsidiaries are party to the Intercompany Subordination Agreement.

(u) Sections 6.16(a) and (b) of the Credit Agreement are hereby amended and restated in their entirety as follows:

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period

$28,500,000	For the 12-month period ending on September 30, 2011

$30,000,000	For the 12-month period ending on December 31, 2011

$30,000,000	For the 12-month period ending on March 31, 2012

$30,000,000	For the 12-month period ending on June 30, 2012

$32,500,000	For the 12-month period ending on September 30, 2012

$32,500,000	For the 12-month period ending on December 31, 2012

$32,500,000	For the 12-month period ending on March 31, 2013

$32,500,000	For the 12-month period ending on June 30, 2013

$35,000,000	For the 12-month period ending on September 30, 2013

$35,000,000	For the 12-month period ending on December 31, 2013 and the 12-month period ending on each quarter-end thereafter

Concurrently with the closing of each Permitted Acquisition (it being understood that none of the transactions contemplated by the Acquisition Agreement is a Permitted Acquisition), each EBITDA level set forth above shall be increased by 80% of pro forma adjustment to EBITDA as set forth in the definition thereof for any applicable Reference Period.

(b) Capital Expenditures. Make Capital Expenditures (it being agreed and understood that Capital Expenditures shall mean the Capital Expenditures of Parent and each of its Subsidiaries) in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2010	Each fiscal year thereafter

$5,000,000	As determined by Agent in its Permitted Discretion based on the most recent Projections delivered to Agent pursuant to Section 5.3

(v) Section 7.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.16, 5.17, 5.20, 5.23, 5.25 and 6.1 through 6.16 of this Agreement or any covenant or other agreement contained in any of the Security Agreements;

(w) Section 11 of the Credit Agreement is hereby amended and restated in its entirety as follows:

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower, Parent or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower, Parent or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower, Parent or Agent, as the case may be, at its address set forth below:

If to Borrower:	DIALOGIC CORPORATION 9800 Cavendish Boulevard, 5th Floor Montreal, Québec, CANADA H4M 2V9 Attn: Jean Gagnon Fax No.: (514) 745-0055

with copies to:	DIALOGIC CORPORATION 9800 Cavendish Boulevard, 5th Floor Montreal, Québec, CANADA H4M 2V9 Attn: Anthony Housefather, Esq. Fax No.: (514) 745-0055

If to Parent	DIALOGIC INC. 926 Rock Avenue Suite 20 San Jose, CA 95131 Attn: Eric Schlezinger

If to Agent:	WELLS FARGO FOOTHILL CANADA ULC 161 Bay Street, Suite 2700 TD Canada Trust Tower Toronto, Ontario CANADA M5J2S1

with copies to:

WELLS FARGO FOOTHILL, LLC

One Boston Place, 18th Floor

Boston, Massachusetts 02108

Attn: Business Finance Manager

Fax No.: (617) 523-1697

GOLDBERG KOHN BELL BLACK

ROSENBLOOM & MORITZ, LTD.

55 East Monroe Street, Suite 3300

Chicago, Illinois 60603

Attn: Gary Zussman, Esq.

Fax No.: (312) 863-7440

Agent, Borrower and Parent may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the PPSA, the Code or other applicable law, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Parent and Borrower acknowledge and agree that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the PPSA, the Code or other applicable law shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

(x) Schedule 1.1 to the Credit Agreement is hereby amended by adding the defined terms “Consolidated Interest Expense”, “Consolidated Net Income”, “Continuing Director”, “Parent”, “Specified Immaterial Subsidiary” and “Thirteenth Amendment Closing Date” in appropriate alphabetical order therein as follows:

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Parent and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Parent and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements and all other debt issuance costs.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of the Parent) in which any other Person (other than the Parent or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such the Parent or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Parent or is merged into or consolidated with the Parent or any of its Subsidiaries or that Person’s assets are acquired by the Parent or any of its Subsidiaries, (iii) the income of any Subsidiary of the Parent to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary or non-recurring gains or net non-cash extraordinary or non-recurring losses.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Parent who: (i) was a member of the Board of Directors of Parent or Borrower on the Thirteenth Amendment Closing Date; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election, provided that, for purposes of this clause (ii), the “approval” by a majority of the Continuing Directors of a nominee or slate of nominees does not preclude the Continuing Directors from also recommending or endorsing any other nominee or slate of nominees in connection with the same election.

“Parent” means Dialogic, Inc. (formerly known as Veraz Networks, Inc.).

“Specified Immaterial Subsidiary” means (i) EAS Group, Inc., (ii) Excel Securities Corporation, (iii) Excel Switching Corporation, (iv) Cantata Technology International, Inc., (v) Dialogic Japan, Inc., (vi) Brooktrout Securities Corporation, (vii) Brooktrout Networks Group, Inc., (viii) Brooktrout Technology, Inc. and (ix) Snowshore Networks, Inc.

“Thirteenth Amendment Closing Date” means October 1, 2010.

(y) Clauses (a) and (o) of the defined term “Eligible Accounts” set forth in Schedule 1.1 to the Credit Agreement are hereby amended and restated in their entirety as follows:

(a) (i) Accounts of a Borrowing Base Company other than Parent or Accounts covered in clause (ii) below, that the Account Debtor has failed to pay within 90 days of original invoice date or within 60 days of the original due date, or Accounts of a Borrowing Base Company other than Parent with selling terms of more than 60 days and (ii) Accounts of Parent and Accounts of any other Borrowing Base Company arising from customers that were customers of Parent prior to the Thirteenth Amendment Closing Date that the Account Debtor has failed to pay within 180 days of original invoice date or within 120 days of the original due date, or Accounts of Parent with selling terms of more than 150 days,

(o) Accounts acquired in an Acquisition (including without limitation the Accounts of Parent) until such Accounts have been subject to a collateral audit in form and substance satisfactory to Agent.

(z) Schedule 1.1 to the Credit Agreement is hereby amended by deleting the reference to “Massachusetts” in the defined term “Business Day” therein and replacing such reference with a reference to “California”.

(aa) Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clause (a) of the defined term “Material Adverse Change” in its entirety as follows:

(a) a material adverse change in the business, prospects, operations, results of operations, management, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole,

(bb) Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clause (e) of the defined term “Permitted Acquisition” in its entirety as follows:

(e) immediately after giving effect to the consummation of the proposed Acquisition, Availability plus Qualified Cash shall be equal to or greater than $7,000,000,

(cc) Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clause (b) of the defined term “Permitted Disposition” in its entirety as follows:

(b) sales or leases of Inventory to buyers in the ordinary course of business,

(dd) The defined terms “Account”, “Base Rate Margin”, “Board of Directors”, “Borrowing Base”, “Borrowing Base Company”, “Change of Control”, “Dialogic US”, “EBITDA”, “Fee Letter”, “Guarantors”, “Intercreditor Agreement”, “LIBOR Rate Margin”, “Permitted Holders” and “Permitted Investments” set forth in Schedule 1.1 to the Credit Agreement are amended and restated in their entirety as follows:

“Account” means with respect to Borrower, an account (as that term is defined in the PPSA), with respect to Parent, Dialogic US and Cantata, an account (as that term is defined in the Code) or with respect to Dialogic Ireland, a book debt.

“Base Rate Margin” means 2.50 percentage points.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrowing Base” means, as of any date of determination, the Dollar Equivalent of the result of:

(a) 85% of the amount of Eligible Accounts attributable to each Borrowing Base Company other than Parent, less the amount, if any, of the Dilution Reserve, plus

(b) the lesser of (i) 85% of the amount of Eligible Accounts attributable to Parent and (ii) $4,000,000, minus

(c) the sum of (i) the Bank Product Reserve, (ii) the Rent Reserve, (iii) the Irish Reserve, and (iv) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

“Borrowing Base Company” means the Borrower, Dialogic US, Dialogic Ireland, Cantata and Parent.

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent or Borrower and their respective Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders; (ii) the adoption of a plan relating to the liquidation or dissolution of Parent or Borrower; (iii) any “person” (as defined above), other than Permitted Holders, or group of “persons” shall have acquired beneficial ownership, directly or indirectly, of the Stock of the Parent representing 30% or more of the combined voting power of all Stock of the Parent entitled to vote in the election of members of the Board of Directors of the Parent, other than Stock having such power only by reason of the happening of a contingency; (vi) the failure at any time of the Parent to legally and beneficially own and control 100% of the issued and outstanding shares of the Stock of the Borrower or the failure at any time of the Parent to have the ability to elect all of the Board of Directors of the Borrower; (v) the failure at any time of Borrower to legally and beneficially own and control, directly or indirectly, 100% of the issued and outstanding shares of the Stock of each Guarantor other than Parent; (vi) as of any date, individuals who constitute the Continuing Directors of the Parent cease for any reason to constitute at least a majority of the Board of Directors of the Parent or (vii) a “Change of Control” has occurred under the Term Loan Documents.

“Dialogic US” means Dialogic (US) Inc., a Delaware corporation formerly known as Dialogic Inc.

“EBITDA” means, for any period, and with respect to each of the following as determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income,

(b) plus, to the extent deducted in the calculation of Consolidated Net Income, the sum, without duplication, of the amounts for such period of:

(i) Consolidated Interest Expense, plus

(ii) provisions for taxes based on income and for Québec tax on paid-up capital,

(iii) total depreciation expense, plus

(iv) total amortization expense, plus

(v) non-cash stock-based compensation distributed by the Parent or its Subsidiaries, plus

(vi) in connection with any Permitted Acquisition, (A) for the Fiscal Quarter in which such Permitted Acquisition closes, transaction expenses in an amount not to exceed $500,000, (B) non-cash in process research and development expenses acceptable to the Agent in its reasonable discretion and (C) any non-cash expense adjustments acceptable to the Agent in its reasonable discretion resulting from the write-up of assets or write-down of liabilities in connection with such Permitted Acquisition, plus

(vii) in connection with the Acquisition for the Fiscal Quarter ending December 31, 2010, transaction fees and expenses in an amount that is acceptable to the Agent in its reasonable discretion and in any event in an amount not to exceed $4,600,000, plus

(viii) (A) charges or reserves in connection with the reorganization by the Parent and its Subsidiaries of employees or other restructuring activities that relate to the transactions contemplated by the Acquisition Agreement, provided that the aggregate amount under this clause (vii)(A) (whether added back in one Fiscal Quarter or in multiple Fiscal Quarters) shall not exceed $5,000,000 and (B) any other charges or reserves in connection with the reorganization by the Parent and its Subsidiaries of employees for any Fiscal Quarter, in an amount that is acceptable to the Agent in its reasonable discretion, plus

(viii) realized and unrealized losses solely due to fluctuation in currency values related to accounts on the consolidated balance sheet of the Parent and its Subsidiaries,

(c) minus gains solely due to fluctuation in currency values related to accounts on the consolidated balance sheet of the Parent and its Subsidiaries, but only to the extent added in the calculation of Consolidated Net Income,

(d) minus capitalized research and development expenses.

“Fee Letter” means that certain fee letter between Borrower and Agent, in form and substance satisfactory to Agent, as amended or restated from time to time.

“Guarantors” means (a) Parent, (b) Dialogic US, (c) Dialogic Ireland and (d) Cantata, and “Guarantor” means any one of them.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Thirteenth Amendment Closing Date, among Parent, Agent, Obsidian, LLC, in its capacity as administrative agent under the Term Loan Documents, and the other parties signatory thereto.

“LIBOR Rate Margin” means 4.00 percentage points.

“Permitted Holders” means any of Tennenbaum Capital Partners, LLC and its Affiliates, and Investcorp Technology Ventures and its Affiliates.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases or leases of goods or services and the licensing of intellectual property in the ordinary course of business, (d) Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business or owing to Parent or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Parent or its Subsidiaries and (e) Investments to capitalize newly-formed Subsidiaries that are not required by this Agreement to become Guarantors in an amount not to exceed $1,500,000 in the case of any one Subsidiary and $3,000,000 in the case of all such Subsidiaries.

(ee) Schedule 1.1 to the Credit Agreement is hereby amended by deleting the defined term “Shareholder Agreement”.

(ff) Schedules P-2, 4.3, 4.5, 4.7(a), 4.7(b), 4.7(c), 4.8(b), 4.8(c), 4.8(d), 4.10, 4.13, 4.14, 4.15, 4.17, 4.19 and 4.20 to the Credit Agreement are hereby amended as set forth on Exhibit A attached hereto.

(gg) Schedule 5.3 to the Credit Agreement is hereby amended and restated as set forth on Exhibit B attached hereto.

4. Conditions to Effectiveness of Amendment. This Amendment shall become effective upon the satisfaction of the following conditions (each in form and substance satisfactory to Administrative Agent):

(a) each party hereto shall have executed and delivered this Amendment to Administrative Agent;

(b) Administrative Agent shall have received fully executed copies of the Consent and Reaffirmation attached hereto;

(c) Administrative Agent shall have received each of the deliveries (fully executed where applicable) listed on Exhibit C hereto;

(d) After giving effect to the consummation of the Acquisition and the transactions contemplated by this Amendment, Parent and its Subsidiaries shall have at least $20,000,000 of Qualified Cash on the date hereof;

(e) Administrative Agent shall have received evidence satisfactory to it that all Indebtedness (other than permitted Indebtedness determined in the reasonable discretion of Administrative Agent) of Parent and its Subsidiaries has been paid in full, all commitments to lend or make other extensions of credit thereunder have been terminated and all Liens securing such Indebtedness or other obligations thereunder have been released and/or terminated; and

(f) no Default or Event of Default shall have occurred and be continuing.

5. Representations and Warranties. In order to induce Administrative Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Administrative Agent and the Lenders:

(a) all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if made on and as of such date, except to the extent such representations and warranties expressly refer to an earlier date (in which case such representations and warranties were true and correct in all material respects (unless otherwise qualified by materiality, Material Adverse Changes or a dollar threshold, in which case they shall be true in all respects) on and as of such earlier date or (ii) to the extent that any Schedule relating to any such representation and warranty was not required to be updated pursuant to the terms of the Credit Agreement (it being understood that the Agent has not requested any such update);

(b) no Default or Event of Default has occurred and is continuing; and

(c) this Amendment constitutes a legal, valid and binding obligation of Borrower and is enforceable against Borrower in accordance with its terms.

6. Amendment Fee. Borrower hereby agrees to pay to Administrative Agent an amendment fee in connection with this Amendment in the amount of $25,000, which fee shall be fully earned on the date hereof and payable on October 4, 2010. Such amendment fee shall be non-refundable when paid. The failure to pay such amendment fee in full on October 4, 2010 shall constitute an immediate Event of Default under the Credit Agreement.

7. Joinder. Parent is hereby joined to the Credit Agreement as “Parent” thereunder, and hereby agrees to be bound by the terms and conditions (including without limitation all covenants) of the Credit Agreement (as amended pursuant to this Agreement and as may be further amended, restated, supplemented or modified from time to time) as if Parent were a direct signatory thereto, and to make all of the representations and warranties required thereunder of Parent, as if Parent were a direct signatory thereto.

8. Post-Closing Covenants.

(a) Within 30 days after the date hereof, Parent shall deliver to Administrative Agent a schedule detailing each of the Deposit Accounts and Security Accounts of its Subsidiaries unless such Deposit Accounts and Securities Accounts are already listed on Schedule 4.17 to the Credit Agreement. The failure to comply with the foregoing post-closing covenant in this clause (a) shall constitute an immediate Event of Default under the Credit Agreement.

(b) Within 30 days after the date hereof (or such longer period as shall be approved by the Administrative Agent in its reasonable discretion), Parent shall cause each of Veraz Networks LTDA, a company incorporated under the laws of Brazil (the “Brazilian Subsidiary”), and Veraz Networks, Ltd., a company incorporated under the laws of Israel (the “Israeli Subsidiary”; and collectively with the Brazilian Subsidiary, the “New Subsidiaries” and each, a “New Subsidiary”), to become a Guarantor under the Credit Agreement and the Loan Documents and to grant to Administrative Agent for the benefit of the Lenders a lien upon the assets of each New Subsidiary; provided that the Administrative Agent shall grant such exceptions to the assets upon which a lien is required as may be commercially reasonable in light of the benefits to be provided by a lien on such assets in light of the costs and expenses required to obtain such lien; provided further that the New Subsidiaries shall have a commercially reasonable period of time to complete all required filings necessary in order to perfect such liens. In furtherance of the foregoing, and within such time period allotted, Parent shall cause each New Subsidiary to execute and deliver all agreements, documents, filings or instruments as are reasonably required by the Administrative Agent to cause each New Subsidiary to guaranty the Obligations and to create and perfect a security interest in the applicable assets of such New Subsidiary in favor of Administrative Agent. Such deliveries shall include, without limitation, legal opinions from the local counsel of each New Subsidiary that opine as to such matters as the enforceability and validity of such documents and the creation and perfection of the security interest and lien on the assets of such New Subsidiary. The failure to comply with the foregoing post-closing covenants in this clause (b) within the time period set forth shall constitute an immediate Event of Default under the Credit Agreement.

(c) Within 45 days after the date hereof, Parent shall deliver to Administrative Agent a Control Agreement with respect to each of its Deposit Accounts for which a Control Agreement is required pursuant to the Credit Agreement. The failure to comply with the foregoing post-closing covenant in this clause (c) within the time period set forth shall constitute an immediate Event of Default under the Credit Agreement.

(d) Within 45 days after the date hereof, Parent shall deliver to Agent the Joinder to Intercompany Subordination Agreement attached hereto as Exhibit D, fully-executed by each of the parties signatory thereto. Until such time as Parent or a Subsidiary has been joined to the Intercompany Subordination Agreement, no intercompany loans or advances shall be made by such Subsidiary to Parent or any other Subsidiary of Parent.

9. Reservation of Rights. Each of the parties hereto acknowledges and agrees that nothing contained in this Amendment shall be deemed to constitute or shall be construed as (i) a waiver of any Event of Default that may exist, (ii) a waiver or release of any of Administrative Agent’s or Lenders’ rights or remedies against Borrower or any other party to the Credit Agreement, the other Loan Documents or pursuant to applicable law or (iii) a course of dealing obligating Administrative Agent or any Lender to provide any accommodations, financial or otherwise, to Borrower at any time. Administrative Agent and Lenders hereby expressly reserve and preserve all of their rights and remedies under the Credit Agreement, the other Loan Documents and applicable law.

10. Release.

(a) In consideration of the agreements of Administrative Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Parent and each Subsidiary of Parent, on behalf of itself, its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent, Lenders, Wells Fargo, Wells Fargo Capital Finance, LLC and Wells Fargo Capital Finance, Inc. and their successors and assigns, and their present and former shareholders, predecessors, directors, officers, attorneys, employees, agents and other representatives and their affiliates, subsidiaries and divisions engaged in the provision of financial services to Borrower and any of its subsidiaries (Administrative Agent, each Lender, Wells Fargo, Wells Fargo Capital Finance, LLC and Wells Fargo Capital Finance, Inc. and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Parent or such Subsidiary or any of their successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which has arisen at any time on or prior to the date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b) Each of Parent and each Subsidiary of Parent understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Parent and each Subsidiary of Parent agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

11. Miscellaneous.

(a) Expenses. Each of Parent and each Subsidiary of Parent agrees to pay on demand all costs and expenses of Administrative Agent (including the reasonable fees and expenses of outside counsel for Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

(b) Governing Law. This Amendment shall be a contract made under and governed by the laws of the province of Ontario, Canada.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

DIALOGIC CORPORATION, a British Columbia corporation

By
Name:
Title:

DIALOGIC, INC., a Delaware corporation formerly known as Veraz Networks, Inc.

By
Name:
Title:

WELLS FARGO FOOTHILL CANADA ULC, as Administrative Agent and as a Lender

By
Title

Signature Page to Consent and Thirteenth Amendment to Credit Agreement

EXHIBIT A

(See Attached)

EXHIBIT B

Schedule 5.3

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years commencing with October 2010

(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period and, if prepared, management’s discussion of such balance sheet, income statement, and statement of cash flows, and

(b) a Compliance Certificate; provided that, calculations demonstrating compliance with Section 6.16 of this Agreement shall only be required in the Compliance Certificates that are required to accompany the unaudited financial statements for each fiscal quarter of Parent. By way of clarification, for purposes of demonstrating compliance with Section 6.16, Parent shall rely on audited financial statements for any month in any applicable testing period for which Parent has received audited financial statements and Parent shall rely on unaudited financial statements for any month in any applicable testing period that Parent has not yet received audited financial statements.

as soon as available, but in any event within 120 days after the end of each of Parent’s fiscal years

(c) consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and, if prepared, management’s presentation to the Board of Directors with respect to such consolidated financial statements,

(d) unaudited, internally prepared consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, and

(e) a Compliance Certificate.

as soon as available, but in any event within 15 days prior to the start of each of Parent’s fiscal years,	(f) copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent during the period covered thereby.

if and when filed or delivered by Parent,

(g) any public filings made by Parent with any securities exchange, the U.S. Securities and Exchange Commission or any applicable Governmental Authority in Canada or Ireland responsible for the regulation of securities or their issuance (it being agreed and understood that to the extent any such public filing is included in materials filed with the Securities and Exchange Commission, such filing shall be deemed to be delivered to Agent upon (1) the filing of such document with the Securities and Exchange Commission and any governmental body or agency succeeding to the functions of the Securities and Exchange Commission and (2) Agent’s receipt of written notice from Parent or one of its Subsidiaries that such filing has been made; provided that such filed document was timely filed and is available on both websites of the Securities and Exchange Commission and the Parent), and

(h) operational and financial information provided by Parent to its Board of Directors.

promptly, but in any event within 5 days after Parent has knowledge of any event or condition that constitutes a Default or an Event of Default,

(i) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto,

(j) to the extent not otherwise set forth in this Schedule 5.3, copies of all notices or other communications received or delivered by Parent or any of its Subsidiaries under or in respect of the Term Loan Indebtedness, and

(k) copies of all notices or other communication which may indicate a breach of the Term Loan Indebtedness Documents.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(l) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	(m) any other information reasonably requested relating to the financial condition of each Borrowing Base Company.

EXHIBIT C

Closing Deliveries

Loan Documents

1.	Joinder to Security Agreement

2.	Joinder to Guaranty

3.	Amendment to Fee Letter

4.	Solvency Certificate

5.	Assignment of Business Interruption Insurance

6.	Insurance Certificates with respect to Liability and Property Policies

7.	Secretary’s Certificate, together with attachments (Parent, Borrower and Guarantors)

8.	Good Standing Certificate for Parent, Borrower and Guarantors

9.	UCC Lien Searches (Parent)

10.	IP Searches (Parent)

11.	Amendment to UCC financing statement of Dialogic US

12.	UCC financing statement for Parent

13.	Opinion re Loan Documents (Parent)

14.	Amendment to UCC of Dialogic (US)

Term Loan Documents

15.	Second Amended and Restated Credit Agreement, together with Exhibits and Schedules thereto

16.	Amended and Restated Intercreditor Agreement

Documents pertaining to Dialogic Distribution Limited

17.	Deed of confirmation of Guarantee

18.	Financial Assistance Whitewash Documents:

(a)	Board minutes of Dialogic Distribution Limited

(b)	Statutory Declaration of a majority of the board of directors of Dialogic Distribution Limited

(c)	Special Resolution of Dialogic Manufacturing Limited as shareholder of Dialogic Distribution Limited

(d)	Director’s Certificate of a director of Dialogic Distribution Limited

CONSENT AND REAFFIRMATION

Dialogic (US) Inc., formerly known as Dialogic Inc. (“Dialogic US”), Cantata Technology, Inc. (“Cantata”) and Dialogic Distribution Limited (“Dialogic Ireland”; Dialogic US, Cantata and Dialogic Ireland are each, individually, a “Guarantor” and, collectively, the “Guarantors”) each hereby (i) acknowledges receipt of a copy of the foregoing Consent and Thirteenth Amendment to Credit Agreement (the “Amendment”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Credit Agreement dated as of March 5, 2008 (as amended through the date hereof) by and among Dialogic Inc., formerly known as Veraz Networks, Inc., Dialogic Corporation, Wells Fargo Foothill Canada ULC, as administrative agent for the Lenders (in such capacity, “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”)), (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment (including without limitation, Sections 10 and 11(a) thereof); (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party except as expressly set forth therein; and (v) reaffirms its obligations under each of the other Loan Documents to which it is a party (collectively, the “Reaffirmed Loan Documents”). Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Administrative Agent nor the Lenders have any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

The undersigned further agree that after giving effect to the Amendment, each Reaffirmed Loan Document shall remain in full force and effect.

IN WITNESS WHEREOF, each Guarantor has executed this Consent and Reaffirmation on and as of the date of the Amendment.

DIALOGIC (US) INC.,
a Delaware corporation formerly known as Dialogic Inc.

By:
Name:
Title:

CANTATA TECHNOLOGY, INC.,
a Massachusetts corporation

By:
Name:
Title:

DIALOGIC DISTRIBUTION LIMITED
(a company organized under the laws of Ireland)

By:
Name:
Title:

SIGNED SEALED AND DELIVERED AS A DEED

By
the attorney for and on behalf of
DIALOGIC DISTRIBUTION LIMITED
in the presence of:

Witness:
Print Name:
Print Address:

Consent and Reaffirmation to Consent and Thirteenth Amendment to Credit Agreement